                                                    ---------------------------
                                                                   OMB APPROVAL
                                                          OMB Number: 3235-0145
                                                      EXPIRES:  AUGUST 31, 1999
                                                       ESTIMATED AVERAGE BURDEN
                                                    HOURS PER RESPONSE .. 14.90
                                                    ---------------------------

                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                    SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (AMENDMENT NO.       )*
                                                ------

                                  SM&A Corporation
-------------------------------------------------------------------------------
                                  (Name of Issuer)

                             Common Stock, no par value
-------------------------------------------------------------------------------
                           (Title of Class of Securities)

                                    860162 10 6
                      -----------------------------------------
                                   (CUSIP Number)

-------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)
     / / Rule 13d-1(c)
     / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)."'





POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                              Page 1 of 12 pages

CUSIP No.      860162 10 6
-------------------------------------------------------------------------------
     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          RLH SM&A
-------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See
          Instructions)
          (a)  /X/
          (b)
-------------------------------------------------------------------------------
     3    SEC Use Only
-------------------------------------------------------------------------------
     4    Citizenship or Place of Organization    California
-------------------------------------------------------------------------------
NUMBER OF      5.   Sole Voting Power   -0-
SHARES        -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power 1,702,442
OWNED BY      -----------------------------------------------------------------
EACH           7.   Sole Dispositive Power   -0-
REPORTING     -----------------------------------------------------------------
PERSON WITH:   8.   Shared Dispositive Power 1,702,442
-------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                    1,702,442
-------------------------------------------------------------------------------
     10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
-------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9) 10.3%
-------------------------------------------------------------------------------
     12   Type of Reporting Person (See Instructions)  PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

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                              Page 2 of 12 pages

CUSIP No.      860162 10 6
-------------------------------------------------------------------------------
     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Riordan, Lewis & Haden
-------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See
          Instructions)
          (a)  /X/
          (b)
-------------------------------------------------------------------------------
     3.   SEC Use Only
-------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization    California
-------------------------------------------------------------------------------
NUMBER OF      5.   Sole Voting Power   -0-
SHARES        -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power 1,702,442
OWNED BY      -----------------------------------------------------------------
EACH           7.   Sole Dispositive Power   -0-
REPORTING     -----------------------------------------------------------------
PERSON WITH:   8.   Shared Dispositive Power 1,702,442
-------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
               1,702,442
-------------------------------------------------------------------------------
     10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
-------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9) 10.3%
-------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions)  PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

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                              Page 3 of 12 pages

CUSIP No.      860162 10 6
-------------------------------------------------------------------------------
     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          J. Christopher Lewis, Trustee of the RB Trust dated June 23, 1993
-------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See
          Instructions)
          (a)  /X/
          (b)
-------------------------------------------------------------------------------
     3.   SEC Use Only
-------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization    California
-------------------------------------------------------------------------------
NUMBER OF      5.   Sole Voting Power   -0-
SHARES        -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power 1,702,442
OWNED BY      -----------------------------------------------------------------
EACH           7.   Sole Dispositive Power   -0-
REPORTING     -----------------------------------------------------------------
PERSON WITH:   8.   Shared Dispositive Power 1,702,442
-------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
               1,702,442
-------------------------------------------------------------------------------
     10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
-------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9) 10.3%
-------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions)  OO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

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                              Page 4 of 12 pages

CUSIP No.      860162 10 6
-------------------------------------------------------------------------------
     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          J. Christopher Lewis
-------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See
          Instructions)
          (a)  /X/
          (b)
-------------------------------------------------------------------------------
     3.   SEC Use Only
-------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization    USA
-------------------------------------------------------------------------------
NUMBER OF      5.   Sole Voting Power   -0-
SHARES        -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power 1,702,442
OWNED BY      -----------------------------------------------------------------
EACH           7.   Sole Dispositive Power   -0-
REPORTING     -----------------------------------------------------------------
PERSON WITH:   8.   Shared Dispositive Power 1,702,442
-------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
               1,702,442
-------------------------------------------------------------------------------
     10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
-------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9) 10.3%
-------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions)  IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                              Page 5 of 12 pages

CUSIP No.      860162 10 6
-------------------------------------------------------------------------------
     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Patrick C. Haden
-------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See
          Instructions)
          (a)  /X/
          (b)
-------------------------------------------------------------------------------
     3.   SEC Use Only
-------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization    USA
-------------------------------------------------------------------------------
NUMBER OF      5.   Sole Voting Power   -0-
SHARES        -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power 1,702,442
OWNED BY      -----------------------------------------------------------------
EACH           7.   Sole Dispositive Power   -0-
REPORTING     -----------------------------------------------------------------
PERSON WITH:   8.   Shared Dispositive Power 1,702,442
-------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
               1,702,442
-------------------------------------------------------------------------------
     10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
-------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9) 10.3%
-------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions)  IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                              Page 6 of 12 pages

ITEM 1.
     (a)  Name of Issuer     SM&A Corporation

     (b)  Address of Issuer's Principal Executive Offices
          4695 MacArthur Court
          Eighth Floor
          Newport Beach, CA 92660

ITEM 2.

     (a)  Name of Person Filing    The persons filing this Schedule 13G are RLH
                                   SM&A, Riordan, Lewis & Haden, J. Christopher
                                   Lewis, Trustee of the RB Trust dated June 23,
                                   1993, J. Christopher Lewis and Patrick C.
                                   Haden (collectively, the "Filing Persons").

     (b)  Address of Principal Business Office
          or, if none, Residence                  300 S. Grand Avenue,
                                                  29th Floor,
                                                  Los Angeles, California 90071

     (c)  Citizenship    The responses of the Filing Persons to Item 4 of the
                         cover pages to this Schedule 13G that relate to the citizenships or places of organization of such persons are herein incorporated by reference.

     (d)  Title of Class of Securities  This filing is made in regard to Common
                                        Stock, no par value of SM&A Corporation
                                        (the "Common Stock").
     (e)  CUSIP Number   860162  10  6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  / /  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  / /  An investment adviser in accordance with Section
               240.13d-1(b)(1)(ii)(E);

     (f)  / /  An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

     (g)  / /  A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G);

     (h) / / A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

                              Page 7 of 12 pages

ITEM 4.   OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  The responses of the Filing Persons to
          Item 9 of the cover pages that relate to the aggregate amount beneficially owned by each Filing Person are herein incorporated by reference.

     (b) Percent of class: The percentage of Common Stock beneficially owned by the Filing Persons is 10.3%

     (c)  Number of shares as to which the person has:

          The responses of the Filing Persons to Items 5 through 8 of the cover pages that relate to the number of shares beneficially owned by each Filing Person are herein incorporated by reference.

          (i)    Sole power to vote or to direct the vote.

          (ii)   Shared power to vote or to direct the vote.

          (iii)  Sole power to dispose or to direct the disposition
                 of                .

          (iv)   Shared power to dispose or to direct the disposition
                 of              .

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          The Filing Persons have filed this Schedule 13G as a group pursuant to Rule 13d-1(k). The identity of each member of the group is stated in
Exhibit 1 attached hereto. The Filing Persons entered into a Joint Reporting Agreement dated February 12, 1999, pursuant to which they agreed to file on joint statement on behalf of all of them with respect to the subject matter of this Schedule 13G.

                              Page 8 of 12 pages

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable


ITEM 10.  CERTIFICATION

     (a)  Not Applicable

     (b)  Not Applicable



                              Page 9 of 12 pages

                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1998

                                       RLH SM&A

                                       By:  Riordan, Lewis & Haden
                                            General Partner


                                            By:
                                                ------------------------------
                                                 J. Christopher Lewis
                                                 General Partner


                                       RIORDAN, LEWIS & HADEN


                                       By:
                                           -----------------------------------
                                            J. Christopher Lewis
                                            General Partner


                                       THE RB TRUST DATED JUNE 23, 1993


                                       By:
                                           -----------------------------------
                                            J. Christopher Lewis
                                            Trustee


                                       ---------------------------------------
                                       J. Christopher Lewis


                                       ---------------------------------------
                                       Patrick C. Haden


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                              Page 10 of 12 pages

                                    EXHIBIT INDEX

Exhibit 1: Joint Reporting Agreement among the Partnership, RLH, the Trustee, Lewis and Haden dated February 12, 1999










                              Page 11 of 12 pages